EXHIBIT 10.30

First Amendment to Licensing Agreement

This First Amendment to Licensing Agreement ("First Amendment") is to memorialize the agreement between PharmaCyte Biotech, Inc., formerly Nuvilex, Inc. ("Licensee") and Austrianova Singapore Pte Ltd ("Licensor") to amend, effective as of June 30, 2015, the Licensing Agreement between the parties dated as of 1 December 2014 ("Licensing Agreement") as follows. The defined terms in the Licensing Agreement have the same meaning as the terms in this First Amendment.

A.	The Parties entered into the Licensing Agreement to, among other things provide Licensee with an exclusive worldwide license to use the Cell-in-a-Box® Trademark and its Associated Technology with genetically modified non-stem cell lines specifically designed to activate members of the Cannabinoid family of molecules to: (i) conduct research; (ii) have made by Licensor; (iii) use in preclinical studies and clinical trials; (iv) obtain marketing approval; (v) and market and sell products and treatments utilizing the Cell-in-a-Box® Trademark and its Associated Technology world-wide;

B.	The Licensing Agreement provides Licensee shall pay Licensor an initial payment ("Upfront Payment") of Two Million Dollars US (USD $2,000,000 .00. It further provides that Licensee shall make periodic monthly partial payments of the Upfront Payment in amounts to be agreed upon between the Parties prior to each such payment being made; provided, however the Upfront Payment shall be paid in full by no later than June 30, 2015.; and

C.	The Parties desire to extend the date by which the Upfront Payment must be made by Licensee.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Research Agreement is hereby amended as follows:

1.   Section 2.2 of the Licensing Agreement shall be deleted and the following inserted in its place: "Subject to the terms of this Agreement , Licensee shall pay Licensor an initial payment ("Upfront Payment") of Two Million Dollars US (USD $2,000,000.00). Licensee shall make periodic monthly partial payments of the Upfront Payment in amounts to be agreed upon between the Parties prior to each such payment being made: provided, however, the Upfront Payment shall be paid in full by no later than December 31, 2015."

2.   Section 8.1.2. of the Licensing Agreement shall be deleted and the following inserted in its place: "Similarly, the License may be terminated and all rights shall revert to Licensor if any of the following events do not occur within the timeframe set forth in this Agreement provided that Licensor gives Licensee thirty (30) days' notice prior to the effective date of termination and Licensee fails to cure the following events during the thirty (30) day period: (i) if Licensee fails to pay in full the Upfront Payment by December 31, 2015; (ii) if Licensee does not enter into a research program involving the Scope of the Agreement within three (3) years of the Effective Date; or (iii) if Licensee does not enter clinical trials or their equivalent for a Product within seven (7) years from the Effective Date."

3.    Except as provided in this First Amendment , all of the other provisions of the Licensing Agreement shall remain in full force and effect.

IN WITNESS WHEREOF , each Party has executed this First Amendment by its duly authorized representative as of the date first written above.

PharmaCyte Biotech, Inc.	Austrianova Singapore Pte Ltd

/s/ Kenneth L. Waggoner	/s/ Brian Salmons
By: Dr. Kenneth L. Waggoner Title: Chief Executive Officer	By: Title:	Dr. Brian Salmons Chief Executive Officer